ARTICLES SUPPLEMENTARY

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by one billion (1,000,000,000) shares of Common Stock, $.001 par value per share, with an aggregate par value of one million dollars ($1,000,000), all of such shares shall be classified as Class B Common Stock of General Treasury Prime Money Market Fund (the "Fund"), a series of the Corporation.

SECOND: The additional Class B shares of the Fund classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Charter of the Corporation and shall be subject to all provisions of the Charter relating to the stock of the Corporation generally.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue nineteen billion (19,000,000,000) shares of stock, all of which were shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of nineteen million dollars ($19,000,000), classified as follows:

Fund/Class	Shares Authorized
General Government Securities Money Market Fund/Class A shares	10,000,000,000
General Government Securities Money Market Fund/Class B shares	6,000,000,000
General Treasury Prime Money Market Fund/Class A shares	1,000,000,000
General Treasury Prime Money Market Fund/Class B shares	2,000,000,000
Total	19,000,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is twenty billion (20,000,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of twenty million dollars ($20,000,000), classified as follows:

Fund/Class	Shares Authorized
General Government Securities Money Market Fund/Class A shares	10,000,000,000
General Government Securities Money Market Fund/Class B shares	6,000,000,000
General Treasury Prime Money Market Fund/Class A shares	1,000,000,000
General Treasury Prime Money Market Fund/Class B shares	3,000,000,000
Total	20,000,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's Charter.

IN WITNESS WHEREOF, General Government Securities Money Market Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of her knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

GENERAL GOVERNMENT SECURITIES
MONEY MARKET FUNDS, INC.

By: ______________________
Janette E. Farragher
Vice President

WITNESS:

____
Robert R. Mullery
Assistant Secretary